EXHIBIT 10.1

3D SYSTEMS CORPORATION

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”) is entered into by and between 3D Systems Corporation, a Delaware corporation (hereinafter referred to as the “Company”), and Vyomesh I. Joshi, a resident of the State of California (hereinafter referred to as the “Executive”), and is effective as of the 6th day of February, 2020 (the “Effective Date”).

WHEREAS, Executive currently serves as the President and Chief Executive Officer of the Company;

WHEREAS, Executive entered into an employment agreement with the Company dated April 1, 2016 (the “Executive Employment Agreement”);

WHEREAS, Executive desires to retire from the Company; and

WHEREAS, Executive and the Company have agreed to the transition of Executive from the role of President and Chief Executive Officer of the Company to an advisory role for the Company, pursuant to the terms and subject to the conditions set forth below.

Accordingly, the parties hereto agree as follows:

1.               Transition of Employment; Term of Agreement. Executive shall continue to serve as the President and Chief Executive Officer of the Company through the date of the Company’s hiring of Executive’s successor in such role, at which time, Executive shall retire from the Company (the “Retirement Date”). Thereafter, Executive shall serve the Company as a non-employee advisory consultant for a period of twelve (12) months and, during such advisory, Executive shall perform such tasks and provide such services to which the successor President and Chief Executive Officer and Executive mutually agree. The period beginning with the Effective Date and ending on the last day of the advisory period (the “Advisory End Date”), shall be referred to herein as the “Term.”

2.               Duties. In his continuing capacity as President and Chief Executive Officer of the Company, Executive shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors (the “Board”) to whom Executive shall report.

3.                  Compensation.

3.1              Base Salary. Executive’s current annual base salary of $953,000 shall (subject to modification in accordance with the Company’s normal compensation policy for executive officers) continue during his service as President and Chief Executive Officer of the Company until the Retirement Date. Upon Executive’s transition to his role as an advisor to the Company on the Retirement Date, Executive shall be entitled to receive an annual consulting payment of $476,500, paid in twelve (12) equal monthly installments on the first day of each month during the advisory period beginning on the Retirement Date and ending on the Advisory End Date (with a pro-rated payment for any partial applicable calendar month).

3.2              Annual Incentive Compensation.

Executive shall be eligible for an annual incentive award for 2020 in an amount of up to 100% of his applicable salary, based on the determination of the Board’s Compensation Committee based on individual and Company performance goals, pro-rated based on the Retirement Date. Any 2020 annual incentive award determined to be earned shall be paid to Executive in accordance with the customary practices of the Company in April 2021.

3.3              Time Based Equity Compensation. During the Term, Executive will continue to be eligible for vesting of any restricted stock awards under the Company’s 2015 Incentive Plan (the “2015 Incentive Plan”) pursuant to the terms and conditions of the applicable existing equity award agreements. The treatment of the time-based equity compensation awards hereunder is conditioned upon Executive’s continued employment and/or provision of advisory services during the Term. For the sake of clarity, any unvested restricted stock awards outstanding at the end of the Term shall be forfeited pursuant to the terms under the 2015 Incentive Plan.

3.4              Performance Based Equity Compensation. Prior to the Retirement Date, Executive will continue to be eligible for vesting of the following performance based equity awards under the Company’s 2015 Incentive Plan pursuant to the terms and conditions of the applicable existing equity award agreements:

(a)               50,000 shares of restricted stock granted on April 1, 2016, which vest upon certain conditions including achieving of a $30 stock price for the Company’s common stock;

(b)               25,000 shares of restricted stock granted on April 1, 2016, which vest upon certain conditions including achieving of a $40 stock price for the Company’s common stock;

(c)               250,000 stock options granted on April 1, 2016 which vest upon certain conditions including achieving of a $30 stock price for the Company’s common stock; and

(d)               250,000 stock options granted on April 1, 2016 which vest upon certain conditions including achieving of a $40 stock price for the Company’s common stock.

For sake of clarity, any performance based equity compensation described in Section 3.4(a) through (d) above that has not vested by the Retirement Date, shall be forfeited by Executive. .

3.5              Benefits. During the portion of the Term prior to Executive’s transition to his role as an advisor to the Company, Executive shall be permitted to participate in any health and welfare, retirement and other benefits that may be available to other senior executives of the Company generally, in each case, to the extent that Executive is eligible under the terms of such plans or programs, as such plans and programs may be amended by the Company from time to time. Following the Retirement Date, Executive may continue current health, dental, and vision insurance coverage for up to eighteen (18) months, so long as Executive elects and maintains eligibility for COBRA continuation coverage. If Executive elects COBRA coverage, then during the consulting period and ending on the Advisory End Date, the Company will pay a portion such that Executive’s healthcare premium payments will remain the same as the premiums paid by Executive for coverage during employment prior to the Retirement Date.

3.6              Expenses. The Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses actually incurred in connection with the performance of Executive’s services under this Agreement during the Term in accordance with the Company’s business expense reimbursement policy.

3.7              Acceleration of Vesting upon Change in Control. During Executive’s service as an advisor during the Term following the Retirement Date, upon the occurrence of a “Change in Control” (as defined in, and consistent with the terms and conditions of, the 3D Systems Corporation Change of Control Severance Policy), all time based equity compensation awards scheduled to vest prior to the end of the Term, to the extent not vested as of the date of the Change in Control, shall, immediately prior to the effectiveness of the Change in Control, be deemed vested and all forfeiture restrictions shall lapse. Notwithstanding the foregoing, to the extent necessary for Executive to avoid taxes and/or penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a Change in Control shall not be deemed to occur unless it constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under Section 409A of the Code.

4.                  Other Provisions.

4.1              Requirement of a Release. As a condition to the receipt of the consulting payments and benefits to be provided to Executive pursuant to this Agreement, following Executive’s employment on the Retirement Date, Executive shall execute and deliver to Company (without revoking during any applicable revocation period specified in the release) a general release of claims against Company and its affiliates in a customary form reasonably satisfactory to Company within forty-five (45) days following the Retirement Date (provided, that Executive shall not be required to release any rights under this Agreement or any other agreement with the Company or any of its affiliates with respect to any payments or obligations of the Company or such affiliates that under the terms of the applicable agreement are to be made or satisfied after the Retirement Date, any rights to insurance coverage or any rights under benefit plans that by their terms survive the termination of Executive’s employment, or any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or any rights under any director and officer liability insurance policy maintained by Company for the benefit of Executive). In addition, the payments and benefits to be provided to Executive pursuant to this Agreement shall constitute the exclusive payments and benefits which shall be due to Executive following employment by reason of retirement and shall be in lieu of any other such payments under the Executive Employment Agreement, severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates, other than payments to Executive under any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or under any director and officer liability insurance policy maintained by Company for the benefit of Executive.

4.2              Communications Regarding Agreement. The Company and Executive agree that any communications regarding the scope or subject matter of this Agreement, and the timing of any such communications, must receive express consent in advance from the President and Chief Executive Officer of the Company, or his delegate, and Executive.

4.3              Severability. Executive acknowledges and agrees that Executive has had an opportunity to seek advice of counsel in connection with this Agreement. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

4.4              Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California (the “Applicable State Law”), without reference to California’s choice of law statutes or decisions.

4.5              Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

(a)               Dispute. In the event of any dispute or disagreement between the parties under this Agreement, the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 4.4(b) below.

(b)               Arbitration. Should any legal claim (other than those excepted below) arising out of or in any way relating to this Agreement, it shall be subject to binding and final arbitration in San Diego, California. The fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law shall be paid by Company.  However, Executive shall be required to pay the amount of those fees equal to that which Executive would have been required to pay to file a lawsuit in court. Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations. Unless otherwise provided herein, the arbitration shall be conducted by a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures published by the American Arbitration Association. If the arbitrator selected as set forth herein determines that this location constitutes a significant hardship on the Executive and constitutes an impermissible barrier to Executive’s efforts to enforce Executive’s statutory or contractual rights, such arbitration may be conducted in some other place determined to be reasonable by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties. If the parties cannot agree on an arbitrator within thirty (30) days after written request for arbitration is made by one party to the controversy, a neutral arbitrator shall be appointed according to the procedures set forth in the American Arbitration Association Employment Arbitration Rules and Mediation Procedures. In rendering the award, the arbitrator shall have the authority to resolve only the legal dispute between the parties, shall not have the authority to abridge or enlarge substantive rights or remedies available under existing law, and shall determine the rights and obligations of the parties according to the substantive laws of the Applicable State Law and any applicable federal law. In addition, the arbitrator's decision and award shall be in writing and signed by the arbitrator, and accompanied by a concise written explanation of the basis of the award. The award rendered by the arbitrator shall be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator is authorized to award any party a sum deemed proper for the time, expense, and trouble of arbitration, including arbitration fees and attorneys’ fees.

4.6              Notices. Any notice, consent or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice, consent or other communication shall be deemed given when so delivered personally, delivered by overnight courier, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(a)               If to the Company, to:

3D Systems Corporation

333 Three D Systems Circle

Rock Hill, SC 29730

Attention: Chief Legal Officer

(b)               If to Executive, to:

Vyomesh I. Joshi

17343 Via Del Campo

San Diego, CA 92127

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

4.7              Entire Agreement. Subject to Section 4.15 below and except with respect to the Executive Employment Agreement and the applicable equity award agreements related to the equity compensation described in Sections 3.3 and 3.4 above, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

4.8              Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

4.9              Assignment. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company, in which event the Company shall remain liable if the affiliate fails to meet any of the Company’s obligations hereunder, including without limitation to provide the employment opportunities offered hereby and to make payments or provide benefits or otherwise) or by Executive.

4.10          Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting in or delivery of any equity compensation, the Company shall have the right to require such payments from Executive or withhold such amounts from other payments due to Executive from the Company or any affiliate, or to withhold such equity compensation that would otherwise have been issued to Executive. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

4.11          No Duty to Mitigate. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate.

4.12          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

4.13          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

4.14          Survival. The rights and obligations of the parties under this Agreement, which by their nature would continue beyond the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement. The Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Company. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person.

4.15          Existing Agreements. The parties acknowledge and agree that this Agreement is intended to supplement and not supersede the Executive Employment Agreement. However, in the event of a conflict between the terms and conditions of Executive Employment Agreement and this Agreement, the terms and conditions of this Agreement shall supersede and control.

4.16          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

4.17          Parachute Provisions. If any amount payable to or other benefit receivable by Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code, then, the amounts receivable by Executive shall be reduced to an amount that does not result in imposition of an excise tax. The amount of any reduction under this Section 4.17 shall be computed by a certified public accounting firm mutually and reasonably acceptable to Executive and the Company, the computation expenses of which shall be paid by the Company. “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Code.

4.18          409A. This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee thereof and without requiring Executive’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive of the payments and other benefits under this Agreement.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this Agreement arises on account of Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) while Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of Executive’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following his death.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed their names to this Advisory Agreement as of the day and year set forth below.

COMPANY:

3D SYSTEMS CORPORATION, a Delaware corporation:

Date: February 6, 2020	By:	/s/ Andrew M. Johnson
	Name:	Andrew M. Johnson
	Title:	Executive Vice President, Chief Legal Officer & Secretary

EXECUTIVE:

VYOMESH I. JOSHI

Date: February 6, 2020		/s/ Vyomesh I. Joshi